Exhibit 10.1

Amendment to Employment Agreement

This Amendment (the ”Amendment”) is entered into as of this 10th day of December, 2013, by and between Ormat Technologies Inc., a Delaware corporation (the “Company”) and Yoram Bronicki ( the “Employee”).

Whereas:

The parties hereto have previously entered into an employment Agreement dated as of July 1, 2004, which was subsequently amended on March, 28 , 2008, on November 4, 2009 and on May 22, 2012 (together, the “Employment Agreement”), as extended under the automatic extension clause on June 10, 2012, pursuant to which Employee is engaged by Employer as its President and Chief Operating Officer (“COO”), and

Whereas:	In light of Employee’s election as Employer’s Chairman of the Board of Directors as of June 30, 2014, the Parties wish to amend the Employment Agreement,

Therefore: it is hereby stipulated and agreed between the Parties as follows:

1.	General
1.1	The preamble to this Amendment constitutes an integral part hereof.
1.2	Unless otherwise defined herein, the capitalized terms appearing herein shall have the meaning attributed to them in the Employment Agreement.
2.	Amendment
2.1	Section 2 is replaced in its entirety by the following:

“Attention and Effort. Employee will devote only the majority of his time to the business of Employer and its affiliates. It is hereby agreed that, subject to his confidentiality and non-complete obligations, Employee may devote the remainder of his time to other pursuits”.

2.2	Section 3 of the Employment Agreement is amended by replacing “June 30, 2014” with “June 30, 2016” in the first and second sentences of such section.
2.3

Section 4.2 of the Employment Agreement is amended by deleting: “0.75% of the Employer’s annual consolidated profits (after tax) above US$ 2,000,000 (two million US Dollars), but no more than the sum equaling 6 times the annual base salary of Employee. In calculating the Employer’s annual consolidated profits (after tax), capital gains or losses from dilution of investment in subsidiaries, shall be disregarded”, and inserting: “0.5% of the Employer’s annual consolidated profits (after tax) above US$ 2,000,000 (two million US Dollars), but no more than the sum equaling 6 times the annual base salary of Employee. In calculating the Employer’s annual consolidated profits (after tax), capital gains or losses from dilution of investment in subsidiaries, shall be disregarded”.

3.	Condition Precedent and Effective Date This Amendment shall be effective as of June 30, 2014 (i.e. there is no change in the bonus for 2013).
4.

Continued Validity of the Employment Agreement

Except as amended and superseded by this Amendment, the Employment Agreement will remain in full force and effect, will continue to bind the Parties hereto and will continue to govern the terms and conditions of the Employee’s continued employment with the Employer. To the extent that the terms of the Amendment conflict or are inconsistent with the terms of the Employment Agreement, the terms of this Amendment will govern.

5.

Entire Agreement

This Amendment and the Employment Agreement, to the extent not amended and superseded by this Amendment, constitute the entire agreement between the Parties hereto respecting the employment of the Employee with the Employer (the “Entire Agreement”). There are no representations, warranties, or commitments between the Parties hereto except as set forth in the Entire Agreement, and the Entire Agreement replaces and supersedes any other employment agreement or arrangement, oral or written, between the Employer or any of its affiliates, and the Employee.

IN WITNESS WHEREOF, the Parties hereto have duly executes this Amendment on the day and year first set forth above.

_______________________________                                             ____________________________

Ormat Technologies, Inc.                                                                           Yoram Bronicki

By: Yehudit Bronicki

Title: CEO

Date: December 10, 2013

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